Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”), executed as of the date set forth below (“Effective Date”), is by and between and among William O’Neill (“Employee” or “BON”), and Bion Environmental Technologies, Inc., a Colorado corporation and its subsidiaries (collectively the “Company” or “Bion”), Wise Up Foods LLC (“WUF”) solely as to paragraph 5 below and Identifoods LLC (“Identifoods”) as to paragraphs 2e), 3a) and 4c) below.

1.	FULL-TIME SERVICES/POSITIONS/DUTIES.
a)	BON shall provide of his full-time services to the Company and shall hold the senior management position of Chief Executive Officer (“CEO”) of the Company with duties including without limitation: executive leadership, sales/marketing of the Company’s primary projects and business initiatives, capital raising, and managing other employees, consultants and vendors (as such persons carry out the direct work of public reporting and accounting, investor relations, strategic planning, organizational development, project management, technical advising, administration and other matters) and such other duties as needed. Employee shall be assisted in his duties by: i)the Company’s prior CEO, Dominic Bassani (“DB”) who will assume the duties of Chief Operating Officer (“COO”) with responsibility for operational supervision and reporting for employees continuing and with DB reporting to BON, and ii)the Company’s President/General Counsel, Mark A. Smith (“MAS”). Employee will report to the Company’s Board of Directors (“BOD”) through MAS in his roles as Executive Chairman and member of the BOD.
b)	Bion acknowledges that BON: i) is majority owner of WUF, ii) his wife serves as President & CEO of WUF. and iii) BON will continue to serve as founding Director of WUF and that such continued service solely in a ‘director’ role will not violate BON’s full time employment commitment.

2.	INCENTIVE WARRANTS.

The Company shall issue to Employee three (3) sets of Incentive Warrants as follows:

a) Incentive Warrant BON-1 (“W-BON-1”): providing the right to purchase up to 300,000 shares of the Company’s restricted and legended Common Stock (‘Shares’) at an exercise price of $1.00 per share which Incentive Warrant-RM1 shall be issued and be immediately exercisable effective May 1, 2022 and shall expire on April 31, 2026; and

b) Incentive Warrant BON-2 (“W-BON-2”): providing the right to purchase up to 350,000 shares of the Company’s restricted and legended Common Stock (“Shares”) at an exercise price of $1.00 per share which Incentive Warrant-BON-2 shall be immediately issued and be exercisable effective May 1, 2023 and shall expire on April 31, 2026, and

c) Incentive Warrant BON-3 (“W-BON-3”): providing the right to purchase up to 350,000 shares of the Company’s restricted and legended Common Stock (“Shares”) at an exercise price of $1.00 per share which Incentive Warrant-BON3 shall be issued immediately and be exercisable effective May 1, 2024 and shall expire on April 31, 2026 (collectively the W-BON-1, W-BON-2 and W-BON-3 are the ‘Warrants’ or the “Securities”) which Warrants shall have the terms and conditions and be issued in the form set forth at Exhibits A-1, A-2 & A-3 hereto;

d) each of which Warrants will have: i) ‘cashless exercise’ provision, ii) 75% ‘exercise bonus’ (if exercised at least 18 months after issuance) and iii) ‘piggyback’ registration rights (equivalent to other senior management) as set forth in the Warrants; and

e) The Warrants shall be valued at $.075 per Warrant for a total of $75,000 of consulting fees for which a Form 1099 will be issued by the Company for the 2022 year which Form 1099 shall be issued to Identifoods.

3. COMPENSATION.

The Company shall pay Employee:

a)	From the effective date of this Agreement, 50% as a ‘W2 employment employee’ and 50% as a ‘1099 consultant’ (through Identifoods, a family entity), the sum of $25,000 per month:
b)	Plus $10,000 per month of deferred compensation which shall be accrued by the Company and paid in the discretion of the BOD, and
c)	$1,500 per month as an allowance for health insurance
d)	Such bonuses as the BOD may declare (in its sole discretion) from time-to-time.

4. TERM & SECURITIES CANCELLATION.

a) The Term of compensation and services hereunder shall be up to three (3) years and one (1) month beginning May 1, 2022 (‘Term”), unless extended in a written extension agreement;

b) After the initial year of the Term is completed on April 30, 2023, the BOD shall determine during May 2023 (if not decided earlier) whether to renew this Agreement for the two (2) years commencing May 1, 2023.

c) If BON’s employment with the Company is not the extended past June 30, 2023 and/or Employee otherwise fails to provide services to the Company for the entire Term, the Warrants issued to Employee shall be reduced to eliminate/cancel W-BON2 and W-BON3 entirely (or reduced on a pro-rata basis if BON partially serves as CEO during such 2 year period) unless agreed otherwise by the Company in writing.

5. WUF/BION STRATEGIC RELATIONSHIP: STATEMENT OF INTENTION.

Effective upon execution of this Agreement, WUF and Bion intend to commence a strategic relationship based on the following items:

a) Bion and WUF have formed a strategic alliance and committed to collaborate on projects each company has in their respective pipelines. WUF and Bion will work together to use/create technology that will deliver the consumer verified sustainable results produced by Bion’s technology and technology platform. The key to the strategic relationship is each company’s commitment to deliver real and verified results to the consumer – free of marketing hype and greenwashing;

b) WUF will develop (at its sole expense its proprietary "blockchain / tracking" system that will be capable of providing Bion with cow/calf tracking info (Lot#, etc.) and technical specific requirements for Bion’s ‘data pack’ that will be made available to WUF blockchain.;

c)	Bion’s ‘data pack’ will include third party "verified" environmental reductions whose verification is consistent with branded sustainable programs such as USDA PVP certification. Any technology (i.e., blockchain, content management system, or other) developed within the Bion system to record and verify information will be paid for and owned exclusively by Bion:
d)	Each company will retain ownership of their respective software and absorb their respective development costs; and
e)	WUF agrees that Bion has an option/right of first refusal to acquire WUF while BON is CEO of Bion at the then prevailing market price.

6. INDEPENDENT CONTRACTOR.

During the initial 13 months, Employee shall perform his services to the Services: i) 50% as an independent contractor and ii) 50% as an employee of the Company. Thereafter, Employee shall make an annual election and inform the Company on or before August 31 of each calendar year.

7. CONFIDENTIALITY

Employee shall treat as confidential and proprietary all information, products and data delivered to it by Company including, without limitation, information and data concerning Company, business, plans, programs, products, employees and operations of, or belonging to, Company, and/or other companies with whom Company has a business relationship, and additional information and data made available to Employee or developed or acquired by Employee as a result of the Services (“Confidential Information”). Confidential Information shall not be disclosed to any third party. Nothing contained herein shall preclude Employee from disclosing information or data: (i) in the public domain without breach of this Agreement; (ii) developed independently by Employee; (iii) received by Employee on a non-confidential basis from others who had a right to disclose such Confidential Information; or (iv) where disclosure or submission to any governmental authority is required by applicable statutes, ordinances, codes, regulations, consent decrees, orders, judgements, rules, and all other requirements of any and all governmental or judicial entities that have jurisdiction over the Services, but only after actual prior written notice has been received by Employee and Company has had a reasonable opportunity to protect disclosure of such Confidential Information. This obligation of Employee set forth in this Article 7 shall continue beyond and after the termination of this Agreement for a period of 2 years. At the completion or termination of this Agreement or at any time Company so requests, Employee shall deliver to Company all notes, memoranda, records, drawings, drafts or other documents (including, without limitation, all copies and reproductions thereof) and other information or material resulting from or in connection with the Services that are confidential in nature and cannot be obtained in the public domain which may come into the Employees’ possession or custody. The full obligations of the Company and Employee are set out in the Mutual Non-Disclosure Agreement (Exhibit B) which shall be controlling as to the matters set forth therein.

8. TERMINATION

Company may terminate this Agreement at any time by providing the Employee with 120 days’ written notice, PROVIDED, HOWEVER, such notice shall not be required for an election of the Company’s Board of Directors not to extend this Agreement as set forth at paragraph 4b) above. Employee may terminate all or part of this Agreement by providing the Company with 120 days’ written notice. In such the event of termination by either party, Employee would be required to work with Company over the next 120 days to transition duties and responsibilities unless other arrangements are made with the Company in advance in writing. In return, BON would receive a severance package that included an additional month’s pay at whatever rate he was earning at the time of termination subsequent to pay during the transition period. Notwithstanding anything to the contrary in this Agreement, either party may terminate this Agreement at any time, immediately and without notice, for “cause.” “Cause” hereunder means (i) fraud, unlawful conduct, or willful misconduct by a party in contravention of the terms set forth herein; or (ii) Employee’s material breach of any obligations owed to Company or its affiliates.

9. DISPUTE RESOLUTION

All disputes between the parties under this Agreement (except as to items set forth in Exhibit B hereto) shall be resolved in accordance with the following procedures: (i) first, each party shall designate an individual with authority to settle the dispute, and such persons shall meet as soon as possible to attempt to resolve the dispute in good faith; (ii) second, if these individuals cannot resolve the dispute within ten (10) business days of their first settlement meeting, if the parties so agree, they may submit the dispute to mediation with such mediation to be commenced and administered under and conducted by a single mediator under the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “Rules”); and (iii) third, any dispute not resolved by mediation within thirty (30) business days of submission of the dispute to mediation, or if either party shall refuse to submit the dispute to mediation, the dispute shall be subject to binding arbitration in Boulder, Colorado by a single arbitrator under the Rules, subject to this Agreement. Either party may commence arbitration upon first complying with subsections (i) and (ii) above. Employee will continue performing its obligations under the Agreement while any dispute is being resolved unless and until Employee’s obligations are terminated by termination or expiration of the Agreement.

9. NOTICE

Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or 48 hours after deposit with a receipted commercial courier service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery and addressed to the addresses indicates at the end of this Agreement or to such other address as the party to whom notice is to be given has furnished to the other party(ies) in the manner provided above.

10. INTELLECTUAL PROPERTY.

“Materials” means information, know-how, data and other technology, including works of authorship and other creations and ideas, databases, compilations, inventions, developments, software, firmware, and other computer programs (in source code, object code or any other format), documentation, technical information, specifications, configuration information, designs, plans, drawings, writings, schematics, documents, reports, methods, procedures, concepts, techniques, protocols, systems, elements, components, subsystems, devices, equipment and other hardware. “Deliverable” means the Materials prepared for and delivered to Employee under this Agreement that are identified as a “Deliverable” in the relevant Scope of Work. “Work Product” means Materials other than the Deliverables that Employee, the Employee’s subcontractors (as defined below), or their respective personnel, may make, conceive, develop, create or reduce to practice, alone or jointly with others, in the course of performing the Services or as a result of such Services, including Employee’s working papers. “Intellectual Property Rights” means all copyrights, patents, trademarks, service marks, trade dress, trade secret rights, rights in domain names, rights with respect to databases and other compilations and collections of data or information, publicity and privacy rights, rights with respect to personal information, and other intellectual and industrial property rights anywhere in the world, whether statutory, common law or otherwise. Company will own each particular physical copy of the Deliverables, if any, subject to the terms and conditions of this Agreement. Company shall own all Intellectual Property Rights in and to the Work Product and the Deliverables. Subject to Company’s compliance with the terms of this Agreement, Employee grants to Company, under Employee’s Intellectual Property Rights, a nonexclusive, non-transferable license to use the Deliverables and any Work Product delivered to Company for Company’s own internal business purposes only. Except as set forth herein, Company makes no conveyance, grant, or license of any Intellectual Property Rights. Employee provides the Services, Deliverables, and Work Product solely for Company’s internal use and benefit. The Services and Deliverables and Work Product are not for a third party’s use, benefit or reliance, and Employee disclaims any contractual or other responsibility, liability or duty of care to third parties based upon the Services, Deliverables, or Work Product. Additionally, Employee shall execute the Company’s now current Non-Disclosure Agreement and any other documents related to intellectual property rights as the Company may present to Employee from time-to time.

11. ( INTENTIONATELY LEFT BLANK)

12. MISCELLANEOUS

12.1       Governing Law. The validity, construction and performance of this Agreement and all disputes between the parties arising out of this Agreement or as to any matters related to but not covered by this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of Colorado. Jurisdiction shall be in the Courts of the State of Colorado.

12.2       Assignment. Neither this Agreement nor any rights under this Agreement may be assigned by any party, other than an affiliate of such party, without the prior written consent of the other party. Notwithstanding the foregoing, Company may, without prior written consent of Employee, assign this Agreement to any affiliate or subsidiary of Company or to any person or entity acquiring substantially all of the assets of Company, provided that such person or entity has substantially the same financial capability (or greater) as Company on the date of such assignment. Upon such assignment, Company shall be relieved of any further liability or obligations to Employee arising after the effective date of such assignment.

12.3       Parties in Interest. Nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the Parties any right or remedy under or by reason of this Agreement.

12.4       Counterparts/Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single Agreement. ‘Facsimile’ signatures received electronically shall have the same effect as original signatures.

12.5       Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Any party may in writing waive any provisions of this Agreement to the extent such provision is for the benefit of the waiving party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by that party of its or any other party’s compliance with any provisions of this Agreement. No waiver by any party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

12.6       Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted or as modified by the relevant legal forum.

12.7       Entire Agreement. This Agreement (and the related documents created and executed as part of the same transactions) embodies the entire Agreement and understanding between the Parties pertaining to the subject matter of this Agreement, and supersedes all prior Agreements, understandings, negotiations, representations and discussions, whether verbal or written, of the Parties pertaining to that subject matter.

12.8       Non-Solicitation. During any period in which Employee is engaged by Company and for a period of twenty-four (24) months after the termination of Employee’s engagement with Company, for any reason, Company and Employee shall not: (a) directly or indirectly attempt to hire away, induce or attempt to induce any person who was an employee of the other party at such expiration or termination (or within six month prior thereto) to leave employment with the such party.

12.9        Survival. The Articles and Sections relating to Indemnification, Confidentiality and Non-Solicitation shall survive the termination of this Agreement.

12.10       Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

EMPLOYEE	COMPANY

William O’Neill	BION ENVIRONMENTAL TECHNOLOGIES, INC.

/s/ William O’Neill	/s/ Mark A. Smith

Signature	Signature
Printed Name:	Printed Name:

William O’Neill	Mark A. Smith
April 26, 2022	April 30, 2022

Address:	Address:
107 12th Street E., St. Petersburg FL 33715	9 East Park Ct., Old Bethpage, NY 11804

WISE UP FOODS LLC (as to paragraph 5)	107 12th Street E., St Petersburg, FL 33715

By: /s/ Sarah Martello
Signature
April 26, 2022

IDENTIFOODS LLC	107 12th Street E., St Petersburg, FL 33715

By: /s/ William O’Neill
Signature
April 26, 2022